Exhibit 99.2

	Three months ended		Nine months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Reconciliation of Non-GAAP measure: (in millions)

Net income	$51.3	$25.4	$70.3	$58.2
Income tax provision	20.8	13.4	61.8	33.5
Interest expense, net	29.6	23.5	83.5	57.6
Loss on early extinguishment of debt	—	—	—	6.1
Depreciation and amortization	16.1	15.4	47.0	40.8

Earnings before interest, taxes, depreciation and amortization (EBITDA)	117.8	77.7	262.6	196.2

Other adjustments:
Purchase accounting adjustment for manufacturer’s profit in inventory	3.9	4.2	3.9	20.6
Reorganization and acquisition- related integration costs	7.5	7.2	22.5	16.0
Non-cash compensation costs	6.4	29.8	16.1	29.8
Executive separation	1.1	—	1.1	—
Inventory write-offs	—	—	0.3	—
Duplicative administrative costs	0.6	—	2.4	—

As Adjusted EBITDA	$137.3	$118.9	$308.9	$262.6